Exhibit 107

Calculation of Filing Fee Table

S-4

(Form Type)

Nextracker Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Rule 457(c) Rule 457(f)(1)	74,432,619	N/A	$2,556,760,462.65	.00014760	$377,377.84	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$2,556,760,462.65		$377,377.84

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$377,377.84

(1)

Represents the number of shares of Class A common stock, par value $0.0001 per share, of Nextracker Inc. (the “Class A common stock”) to be issued upon the consummation of the proposed merger described in the enclosed proxy statement/prospectus.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(c) and 457(f)(1) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s Class A shares was calculated based upon the average of the high and low prices of the Class A shares on the NASDAQ Global Select Market on October 18, 2023 which was $34.35.